EXHIBIT (h)(6)


                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT


         This Amended and Restated Expense Limitation Agreement, effective as of December 1, 2002, is made by and between Great Hall Investment Funds, Inc., a Minnesota corporation (the "Company"), on behalf of each of its series listed on the attached Schedule A (the "Funds"), and Voyageur Asset Management Inc., a Minnesota corporation ("Voyageur").


                                 R E C I T A L S
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         WHEREAS, the Company is registered as an open-end diversified management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Company has established the Funds; and

         WHEREAS, the Company, on behalf of each of the Funds, and Voyageur have entered into an Administrative Services Agreement for Investor Class Shares dated June 1, 2002 and an Amended and Restated Administrative Services Agreement for Reserve Class Shares dated December 1, 2002 (each, an "Administrative Services Agreement"), pursuant to which Voyageur provides administrative services to the Funds for compensation based on the value of the average daily net assets of the Funds; and

         WHEREAS, the Company and Voyageur have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject and, therefore, initially entered into an Expense Limitation Agreement dated as of June 1, 2002; and

         WHEREAS, the Company and Voyageur desire to amend the attached Schedule A to modify the applicable classes of shares of each Fund; and

         WHEREAS, the Company and Voyageur desire to amend this Agreement to adopt a one-year term with respect to each Fund.

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree that this Agreement is amended and restated in its entirety as of the date hereof as follows:


1.       Expense Limitation.
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         1.1. Fund Operating Expenses; Excess Amount. To the extent that the "Annual Fund Operating Expenses" (within the meaning of Item 3 of Form N-1A) incurred by a Fund (or class of shares of a Fund) in any fiscal year, but excluding brokerage and other investment-related costs, interest, taxes, extraordinary expenses such as litigation and indemnification and other expenses not incurred in the ordinary course of the Fund's business ("Fund

Operating Expenses"), exceed the Operating Expense Limit (as defined in Section
1.2 below), Voyageur shall be obligated to reimburse the Fund or class for such excess amount (the "Excess Amount").

         1.2. Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each Fund or class shall be the amount, expressed as a percentage of the average daily net assets of the Fund or class, set forth in Schedule A.

         1.3. Method of Computation. To determine Voyageur's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund or class shall be annualized. If the annualized Fund Operating Expenses for any day of a Fund or class exceed the Operating Expense Limit for the Fund or class, Voyageur shall remit to the Fund or class an amount that, together with any offset of waived or reduced administrative services fees, is sufficient to pay that day's Excess Amount. A Fund or class may offset amounts owed to the Fund or class pursuant to this Agreement against the administrative services fees payable to Voyageur.

         1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the administrative services fees waived or reduced and other payments remitted by Voyageur to each Fund or class with respect to the previous fiscal year shall equal the Excess Amount.

         1.5 Fee Waiver and Expense Reimbursement Limit. Notwithstanding the foregoing, Voyageur's fee waiver and expense reimbursement obligation to any Fund or class pursuant to this Agreement with respect to any fiscal year shall not exceed the administrative services fees earned by Voyageur with respect to the Fund or class pursuant to the applicable Administrative Services Agreement during such fiscal year.

2.       Recoupment of Fee Waivers and Expense Reimbursements.
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         2.1. Recoupment. If on any day during which this Agreement is in effect, the estimated annualized Fund Operating Expenses of a Fund or class for that day are less than the Operating Expense Limit, Voyageur shall be entitled to recoup from the Fund or class the administrative services fees waived or reduced and other payments remitted by Voyageur to the Fund or class pursuant to
Section 1 of this Agreement (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that the Fund's or class' annualized Fund Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to Voyageur will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

         2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each Fund or class for the prior fiscal year

(including any recoupment payments with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. Term and Termination of Agreement. This Agreement shall continue in effect with respect to each Fund until November 30, 2003. Thereafter, this Agreement shall automatically renew for successive one-year terms with respect to each Fund, but only so long as such continuance is specifically approved at least annually (i) by the Board or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of Voyageur or of the Company cast in person at a meeting called for the purpose of voting on such approval. In addition, this Agreement shall automatically terminate with respect to a Fund upon the termination of the applicable Administrative Services Agreement.

4. Notice. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

5. Interpretation; Governing Law. This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

6. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of December 1, 2002.


                                       Great Hall Investment Funds, Inc.


                                       By: _____________________________________
                                           John G. Taft, Chief Executive Officer



                                           Voyageur Asset Management Inc.

                                       By: _____________________________________
                                           John G. Taft, President

                                   Schedule A
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FUND OR CLASS                                            OPERATING EXPENSE LIMIT
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Great Hall Prime Money Market Fund
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  (Series A)
    Investor Class                                                 0.71%
    Reserve Class                                                  1.00%

Great Hall Government Money Market Fund
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  (Series B)
    Investor Class                                                 0.71%

Great Hall Tax-Free Money Market Fund
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  (Series C)
    Investor Class                                                 0.62%